Exhibit 10.2
November 16, 2011

Mr. Michael J. Kroll
22 Oak St.
Uxbridge, MA  01569

Dear Mike:

This letter will confirm the April 4, 2007 agreement between Valpey-Fisher Corporation (the “Company”) and you, as amended (the “Letter Agreement”), concerning amounts payable to you as severance in the event of a change in control of the Company.

The Company and you agree that effective as of the date hereof the first paragraph of the Letter Agreement is hereby further amended to read in its entirety as follows:

“This letter will confirm the April 4, 2007 agreement between Valpey-Fisher Corporation (the “Company”) and you concerning amounts payable to you as severance in the event of a change in control of the Company on or prior to April 30, 2012.”

The Company and you agree that effective as of the date hereof, the second and third paragraphs of the Letter Agreement are hereby further amended to read in their entirety as follows:

“In the event of a change in control of Valpey-Fisher on or prior to April 30, 2012,  you will be paid $306,495 as severance in the event that within sixty-five (65) days after the change in control you have incurred  a “Separation from Service” (as defined in Exhibit A) as a result of termination of your employment by the Company or the successor employer resulting from the change in control, or as a result of your termination of your employment for “Good Reason” (as defined in Exhibit A) or, before the change in control or within sixty-five (65) days thereafter, you have been advised by the Company or the successor employer that your employment will be terminated following the change in control (the “Termination Advice”); provided, however, that no severance payment will be made if you incurred a “Separation from Service” (as defined in Exhibit A) for any reason, prior to the change in control.

Any severance payment payable hereunder in the event of a change in control will be paid within ten (10) days following such change in control, Separation from Service or receipt of Termination Advice, whichever occurs later, but no later than March 15th following the end of the calendar year in which said change in control occurs.”

Mr. Kroll
November 16, 2011

As amended hereby, the Letter Agreement shall continue in full force and effect.

Please indicate your agreement by signing this letter in the space provided below.

Sincerely,

VALPEY-FISHER CORPORATION

By:	/s/Ted Valpey, Jr.
Name:	Ted Valpey, Jr.
Title:	Chairman

AGREED AND ACCEPTED:

/s/ Michael J. Kroll
Michael J. Kroll

Exhibit A

(a)  “Separation from Service” means , your “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1980 as amended (the “Code’), from the Company or successor employer resulting from change in control.  To the extent required by the definition of “separation from service” under Section 409A of the Code, “Separation from Service” shall mean your separation from service (as so defined) from both the Company or successor employer resulting from the change in control, and all other persons with whom the Company or such successor employer would be considered a “single employer under Section 414(b) or (c) of the Code, but replacing the phrase “at least 80%” with the phrase “at least 50% where it appears in Section 1563(a)(1), (2), and (3) of the Code and in the regulations under Section 414(c).

(b)  “Termination for Good Reason” means separation from service within 65 days following the initial existence of one or more of the following conditions arising without your consent:

(1)	A material diminution in your base compensation.

(2)	A material diminution in your authority, duties, or responsibilities.

(3)	A material change in the geographic location at which the service provider must perform the services;

provided that you have provided notice to the Company or successor employer resulting from a change in control, of the existence of one of the above conditions, within 30 days of the initial existence of the condition, upon the notice of which the Company or such successor employer has a period of at least 30 days during which it may remedy the condition and not be required to pay the amount due you.